                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Consumer Portfolio Services, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Consumer Portfolio Services, Inc. filed on May 18, 2004, of our report dated March 15, 2004, relating to the consolidated balance sheets of Consumer Portfolio Services, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Consumer Portfolio Services, Inc.

                                    KPMG LLP
Orange County, California
May 17, 2004

                                       15